                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                             Aspen Technology, Inc.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

--------------------------------------------------------------------------------

                             ASPEN TECHNOLOGY, INC.
                                 TEN CANAL PARK
                         CAMBRIDGE, MASSACHUSETTS 02141

[ASPEN TECHNOLOGY, INC. LOGO]

                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

     We invite you to attend our 2000 Annual Meeting of Stockholders, which is being held as follows:

  DATE:     Tuesday, December 19, 2000

  TIME:     3 P.M.

  LOCATION: Royal Sonesta Hotel
            Riverfront Room, East Tower, Second Floor
            5 Cambridge Parkway
            Cambridge, Massachusetts 02142

     At the Meeting, we will ask you and our other stockholders to:

        1. elect two directors to three-year terms;

        2. approve the adoption of our 2001 Stock Option Plan;

        3. approve an amendment to increase the number of shares of common stock reserved under our 1998 Employees' Stock Purchase Plan from 1,000,000 to 3,000,000;

        4. consider and act upon a stockholder proposal to rescind our shareholder rights plan; and

        5. consider any other business properly presented at the Meeting.

     You may vote on these matters in person or by proxy. Whether you plan to attend the Meeting or not, we ask that you complete and return the enclosed proxy card promptly in the enclosed addressed, postage-paid envelope, so that your shares will be represented and voted at the Meeting in accordance with your wishes. If you attend the Meeting, you may withdraw your proxy and vote your shares in person. Only stockholders of record at the close of business on October 31, 2000 may vote at the Meeting.

                                     By order of the board of directors,


                                     ------------------------------------
                                     STEPHEN J. DOYLE
                                     Secretary

Cambridge, Massachusetts
November   , 2000

                                PROXY STATEMENT
                                    FOR THE
                             ASPEN TECHNOLOGY, INC.
                      2000 ANNUAL MEETING OF STOCKHOLDERS

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                  INFORMATION ABOUT THE MEETING
This Proxy Statement........................................    2
How to Vote.................................................    2
Quorum Required to Transaction Business.....................    3
Availability of Auditors....................................    3
                     DISCUSSION OF PROPOSALS
Proposal One: Election of Class I Directors.................    4
Proposal Two: Approval of 2001 Stock Option Plan............    4
Proposal Three: Amendment of 1998 Employees' Stock Purchase
  Plan......................................................    7
Proposal Four: Recission of Shareholder Rights Plan.........    8
Other Matters...............................................   11
Stockholder Proposals for 2001 Annual Meeting...............   12
              ADDITIONAL INFORMATION ABOUT DIRECTORS
Background Information About Directors Continuing in
  Office....................................................   13
Board and Committee Meetings................................   14
Compensation Committee Interlocks and Insider
  Participation.............................................   15
Director Compensation.......................................   15
Related Party Transactions..................................   15
               INFORMATION ABOUT EXECUTIVE OFFICERS
Background Information About Executive Officers.............   16
Executive Officer Compensation..............................   18
Change in Control Agreements................................   19
Compensation Committee Report on Executive Compensation.....   20
        INFORMATION ABOUT STOCK OWNERSHIP AND PERFORMANCE
Stock Owned by Directors, Executive Officers and
  Greater-than-5% Stockholders..............................   22
Compliance with Reporting Requirements......................   23
Performance Graph...........................................   23

                         INFORMATION ABOUT THE MEETING

THIS PROXY STATEMENT

     We have sent you this Proxy Statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2000 Annual Meeting of Stockholders or any adjournment or postponement of the Meeting. The Meeting will be held at 3 P.M., local time, on Tuesday, December 19, 2000, at the Royal Sonesta Hotel, Riverfront Room, East Tower, Second Floor, 5 Cambridge Parkway, Cambridge, Massachusetts.

     - THIS PROXY STATEMENT summarizes information about the proposals to be considered at the Meeting and other information you may find useful in determining how to vote.

     - THE PROXY CARD is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

     Our directors, officers and employees may solicit proxies in person or by mail, telephone, facsimile or electronic mail. We will pay the cost of soliciting these proxies. We expect that the expense of any solicitation will be nominal. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to beneficial owners of those shares. We have not retained the services of any proxy solicitation firm to assist us in this solicitation.

     We are mailing this proxy statement and the enclosed proxy card to
stockholders for the first time on or about November   , 2000. In this mailing,
we are including a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2000, as filed with the SEC, and our 2000 Annual Report to Stockholders.

HOW TO VOTE

     You are entitled to one vote at the Meeting for each share of common stock registered in your name at the close of business on October 31, 2000. The proxy card states the number of shares you are entitled to vote at the Meeting.

     You may vote your shares at the Meeting in person or by proxy:

     - TO VOTE IN PERSON, you must attend the Meeting, and then complete and submit the ballot provided at the Meeting.

     - TO VOTE BY PROXY, you must complete and return the enclosed proxy card. Your proxy will be valid only if you sign, date and return it before the Meeting. By completing and returning the proxy card, you will direct the designated persons to vote your shares at the Meeting in the manner you specify in the proxy card. If you complete the proxy card with the exception of the voting instructions, then the designated persons will vote your shares for the election of the nominated directors, the approval of the 2001 Stock Option Plan and the amendment of our 1998 Employees' Stock Purchase Plan, but will not vote your shares for the recission of the Shareholder Rights Plan. If any other business properly comes before the Meeting, the designated persons will have the discretion to vote your shares as they deem appropriate.

     Even if you complete and return a proxy, you may revoke it at any time before it is exercised by taking one of the following actions:

     - send written notice to Stephen J. Doyle, our Secretary, at our address appearing in the Notice appearing before this proxy statement;

     - send us another signed proxy with a later date; or

     - attend the Meeting, notify the Secretary that you are present, and then vote in person.

QUORUM REQUIRED TO TRANSACT BUSINESS

     At the close of business on October 31, 2000,      shares of common stock
were outstanding. Our by-laws require that a majority of the common stock outstanding on that date be represented, in person or by proxy, at the Meeting in order to constitute the quorum we need to transact business. We will count abstentions and broker non-votes in determining whether a quorum exists.

AVAILABILITY OF AUDITORS

     The board of directors has selected Arthur Andersen LLP as independent public accountants to audit our financial statements for the fiscal year ending June 30, 2001. Arthur Andersen LLP has served as our auditors since 1982. We expect that representatives of Arthur Andersen LLP will attend the Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

                            DISCUSSION OF PROPOSALS

PROPOSAL ONE: ELECTION OF CLASS I DIRECTORS

     The first proposal on the agenda for the Meeting is the election of two persons to serve as Class I directors for three-year terms beginning at the Meeting and ending at our 2003 Annual Meeting of Stockholders.

     Under our by-laws, our board of directors has the authority to fix the number of directors. The number of directors currently is fixed at 7. Our by-laws provide that the board is to be divided into three classes with each class of directors serving for staggered three-year terms.

     The board has nominated the two current Class I directors for re-election. Brief biographies of the nominees, as of October 30, 2000, follow. You will find information about their stock holdings on page 22.

LAWRENCE B. EVANS..........  Our principal founder, Dr. Evans has served as a director since 1981 and has served as our Chairman of the Board and Chief Executive Officer since 1984. He also served as our Treasurer from 1984 through February 1995 and as President from our inception until 1984. Dr. Evans served as Professor of Chemical Engineering at M.I.T. from 1962 to 1990 and was the principal investigator for the ASPEN Project at M.I.T., which lasted from 1976 to 1981. Dr. Evans holds a B.S. in Chemical Engineering from the University of Oklahoma and an M.S.E. and Ph.D. in Chemical Engineering from the University of Michigan. Dr. Evans is 66 years old.

JOAN C. MCARDLE............  Ms. McArdle has served as a director since 1994.
                             She currently serves as a member of the Audit Committee. Since 1985 she has been a Vice President of Massachusetts Capital Resource Company, an investment company. Ms. McArdle holds an A.B. in English from Smith College. Ms. McArdle is 49 years old.

     If for any reason either Mr. Evans or Ms. McArdle becomes unavailable for election, the persons designated in the proxy card may vote the proxy for the election of a substitute. Mr. Evans and Ms. McArdle have consented to serve as directors if elected, and we have no reason to believe that either of them will become unavailable for election.

     The two nominees receiving the greatest number of votes cast will be elected as directors. We will not count abstentions or broker non-votes when we tabulate votes cast for the election of directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF MR. EVANS AND MS. MCARDLE.

PROPOSAL TWO: ADOPTION OF 2001 STOCK OPTION PLAN

     The board of directors has adopted a 2001 Stock Option Plan, subject to stockholder approval. The 2001 Option Plan would replace the 1995 Stock Option Plan and initially would cover 4,000,000 shares of common stock. At July 1, 2002 and July 1, 2003, the 2001 Option Plan would be expanded to cover an additional 5% of the common stock outstanding on the preceding June 30, rounded down to the nearest number divisible by 10,000. In no event, however, may the number of shares subject to incentive options exceed 8,000,000 unless the 2001 Option Plan is amended and the amendment is approved by the stockholders.

     An affirmative vote of a majority of the common stock voting on the matter, in person or by proxy, is necessary to approve the 2001 Stock Option Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE 2001 STOCK OPTION PLAN.

  Rationale for 2001 Stock Option Plan

     The 2001 Option Plan is intended to advance the interests of our stockholders by improving our ability to attract and retain qualified individuals who are in a position to contribute to our management and growth and to provide additional incentive for those individuals to contribute to our future success.

     The board of directors has determined that additional options are necessary to meet our goals of:

     - retaining key employees and attracting the best new employees by providing competitive compensation;

     - encouraging stock ownership by our employees, which will link their individual financial results to the performance of our company; and

     - rewarding the achievement of project milestones and other goals set by the board of directors and senior management.

     Over the past three years, our annual grants of stock options have represented, on the average, 6.93% of the total number of shares of common stock outstanding. Data compiled by Watson Wyatt & Company from 14 of our peer companies and a sampling of high technology companies indicates that those companies' annual grants of stock options, over the comparable period, represented an average of 9.63% of their outstanding shares. We project the need to grant stock options in fiscal years 2002, 2003 and 2004 representing approximately 8% of shares outstanding, which would continue to be below the average grants reported by Watson Wyatt & Company. Adoption of the 2001 Option Plan will enable us to grant options in accordance with our projections, which will further our goals of attracting and retaining the best qualified individuals and thereby maximizing stockholder value.

  Description of 2001 Stock Option Plan

     The 2001 Option Plan provides that we may grant options for not more than the stated number of shares of common stock, subject to increase or decrease in the event of subsequent stock splits or other capital changes. In the event that any option expires or terminates for any reason without being exercised in full, the unpurchased shares covered thereby will be available for subsequent grants under the 2001 Option Plan. We do not intend to begin issuing options under the 2001 Option Plan until all of the shares available for grant under the 1995 Option Plan have been granted. Options under the 2001 Option Plan may not be granted after June 30, 2010.

     Options under the 2001 Option Plan may be granted only to our employees or advisors or to employees or advisors of one of our subsidiaries. Employees may receive either incentive options or nonstatutory options, as decided by the Compensation Committee, but advisors may receive only nonstatutory options. The aggregate fair market value of common stock for which incentive options held by any participant may first become exercisable in any calendar year, determined as of the time the incentive option is granted, shall not exceed $100,000. No more than 1,000,000 shares may be subject to options granted to any one employee or advisor.

     The exercise price of each incentive option granted pursuant to the 2001 Option Plan shall not be less than 100% of the fair market value on the date of grant. The exercise price of each nonstatutory option is not so limited. An option may be exercised in exchange for cash or shares of common stock equal in value to the exercise price. An option may also be exercised through a cashless exercise procedure pursuant to which the optionee provides irrevocable written instructions to a designated brokerage firm to effect the immediate sale of the purchased shares and to remit to us, out of the sale proceeds, an amount equal to the aggregate option price payable for the purchased shares plus all applicable withholding taxes.

     The 2001 Option Plan will be administered by the Compensation Committee. The Compensation Committee has complete authority, subject to the limitations described herein, to determine which employees and advisors will be granted options, the time at which options will be granted, the number of shares covered by each option, and the option period. The Compensation Committee may delegate to the Chief Executive Officer the power to grant options to employees who are not officers.

     Each option granted under the 2001 Option Plan will be evidenced by a written option agreement in a form approved by the Compensation Committee. Each option will become exercisable in one or more installments over time as provided in the option agreement. Generally, one-sixteenth of the amount of shares subject to the option will become exercisable at the end of each calendar quarter, except that no incentive option may be exercised later than 10 years from the date of its grant. In the event of a change of control, however, each option will become immediately exercisable in full. In addition, the Compensation Committee may accelerate the exercisability of options. Options granted under the 2001 Option Plan generally will not be transferable other than by will or the laws of descent and distribution, but may be transferred to family members or family trusts or partnerships with the Compensation Committee's permission. Options granted under the 2001 Stock Option Plan will cease to vest upon the death or other termination of employment of an optionee, and any vested but unexercised options will only be exercisable for a limited period thereafter.

     The 2001 Option Plan is intended to qualify as an "incentive stock option plan" within the meaning of Section 422 of the Internal Revenue Code, but not all options granted under the 2001 Option Plan are required to be incentive options. Under the applicable Code provisions, an employee will recognize no income subject to federal income taxation upon either the grant or exercise of an incentive option under the 2001 Option Plan, and we will not be entitled to a deduction for federal income tax purposes as a result of the grant or exercise of the incentive option. Generally, if an optionee disposes of the incentive option shares more than two years after the date the option was granted and more than one year after the exercise of the option, the gain or loss on a sale of the incentive option shares, equal to the difference between the sales price and the option exercise price, will be treated as long-term capital gain or loss. In that case, we will not be entitled to a deduction at the time the optionee sells the option shares. If the optionee sells the incentive option shares within two years after the date the option is granted or within one year after the date the option is exercised, the optionee will generally be taxed on an ordinary income basis on the sale of the shares on an amount equal to the difference between the fair market value of the common stock at exercise and the incentive option exercise price. We will be allowed a deduction at that time in an amount equal to the ordinary income realized by the employee. In addition, some optionees may be subject to a minimum tax on tax preference income.

     No taxable income will be recognized by an individual upon the grant of a nonstatutory option under the 2001 Option Plan. Upon the exercise of the nonstatutory option, however, any amount by which the fair market value of the common stock at exercise exceeds the option exercise price will be treated as ordinary income to the individual in the year of exercise. In that case, we will be allowed an income tax deduction in an amount equal to the amount the individual recognizes as ordinary income.

  Description of the 1995 Stock Option Plan

     The 1995 Option Plan is identical in most respects to the 2001 Option Plan. Under the 1995 Option Plan, 1,451,366 shares remain available for grant and 4,693,858 shares are subject to outstanding options. We intend to grant options under the 1995 Option Plan until all the shares available for grant thereunder have been issued and thereafter to grant options to employees exclusively under the 2001 Option Plan.

  New Plan Benefits

     Because the grant of options under the 2001 Option Plan is discretionary, we are unable to determine the dollar value and number of options that we will grant to any person, including any executive officer, director or director-nominee, or any associate of any executive officer, director or director-nominee, as a result of the proposed adoption of the 2001 Option Plan. If the 2001 Option Plan had been in effect during fiscal 2000, it would not have affected the determination of the number of options received by or allocated to participants in fiscal 2000.

PROPOSAL THREE: AMENDMENT OF 1998 EMPLOYEES' STOCK PURCHASE PLAN

     The board of directors has approved, subject to stockholder approval, an amendment to our 1998 Employees' Stock Purchase Plan that would increase the number of shares covered from 1,000,000 to 3,000,000. In all other respects, the 1998 Purchase Plan would remain unchanged.

     The purpose of the 1998 Purchase Plan is to encourage ownership of stock by our employees and employees of our subsidiaries and to provide additional incentive for those employees to promote our success.

     An affirmative vote of a majority of the common stock voting on the matter, in person or by proxy, is necessary to approve the amendment of the 1998 Purchase Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND THE 1998 EMPLOYEES' STOCK PURCHASE PLAN.

  Description of 1998 Employees' Stock Purchase Plan

     The 1998 Purchase Plan provides that we may grant options for not more than 1,000,000 shares of common stock, subject to increase or decrease in the event of stock splits or other capital changes. Options are granted to eligible employees on each January 1 and July 1 that is designated as a grant date by the Compensation Committee. As of June 30, 2000, there remained 196,388 shares of common stock under the 1998 Purchase Plan. In order that we may continue to grant options under the 1998 Purchase Plan, we propose to increase the number of shares covered from 1,000,000 to 3,000,000.

     All employees of our company and our participating subsidiaries who have been employed for at least one month, for at least twenty hours per week and for more than five months per year are eligible to participate in the 1998 Purchase Plan as of the first enrollment date following employment. Participants may elect to make contributions up to a maximum of 10% of base compensation. On the last trading date of each purchase period, we apply the funds then in each participant's account to the purchase of shares. The cost of each share purchased is 85% of the lower of the closing prices for common stock on (1) the first trading day in the enrollment period for which the purchase is made and
(2) the last such trading date. In addition, an employee's rights to purchase stock will not accrue at a rate that exceeds $25,000 of fair market value of common stock, determined as of the grant date, for any calendar year.

     The 1998 Purchase Plan is administered by the Compensation Committee. The 1998 Purchase Plan may be amended or terminated at any time by the Compensation Committee, but no amendments may, without stockholder approval, increase the maximum number of shares purchasable under the 1998 Purchase Plan, change the description of employees or classes of employees eligible to receive options, change the manner of determining the exercise price of the options or extend the period during which the options may be granted or exercised under the 1998 Purchase Plan.

     The 1998 Purchase Plan is intended to qualify as an "employee stock purchase plan" as defined by Section 423 of the Internal Revenue Code. Under the applicable Code provision, an employee will incur no federal income tax upon either the grant or the exercise of an option granted under the 1998 Purchase Plan. If an employee sells or otherwise disposes of the shares within two years after the date the option was granted or within one year after the date the option was exercised, the employee will be taxed at ordinary income rates on an amount equal to the difference between the exercise price and the fair market value of the shares at the time the option was exercised, and we will be entitled to a deduction of an equivalent amount. The difference between the amount received on the disposition of the shares and the employee's tax basis in the shares, which is equal to the exercise price plus the amount taxed as ordinary income, will be recognized as a capital gain or loss. If an employee sells or disposes of the shares more than two years after the option was granted and more than one year after the option was exercised, the employee will be taxed at ordinary income rates on the amount equal to the excess of the fair market value of the shares at the time of the disposition over the exercise price or 15% of the fair market value of the shares at the time the option was granted, whichever is less, and we will not be entitled to a corresponding deduction. The difference between the amount realized on the disposition of the shares and the optionee's tax basis in the shares will be recognized as long-term capital gain or loss.

  New Plan Benefits

     Because purchases of shares under the 1998 Purchase Plan are subject to decisions made by the individual participants, we are unable to determine the dollar value and number of shares that we will grant as a result of the proposed amendment to any executive officer or any associate of any executive officer. If the amendment to the 1998 Purchase Plan had been in effect during fiscal 2000, it would not have affected the determination of the number of options received by or allocated to participants in fiscal 2000.

PROPOSAL FOUR: RECISSION OF SHAREHOLDER RIGHTS PLAN

  Proponent's Proposal

     Donald E. Shobrys submitted a letter to our Secretary requesting that the following resolution be submitted to our stockholders for consideration at the Meeting. In his letter dated June 26, 2000, Mr. Shobrys claimed to be the beneficial owner of 17,407 shares of common stock. This proposal is identical to the proposal submitted by Mr. Shobrys and included in our proxy statement for 1999 Annual Meeting of Stockholders. That proposal was defeated by the vote of our stockholders.

     Mr. Shobrys is a former employee of Chesapeake Decision Sciences, Inc. who left Chesapeake shortly before we acquired Chesapeake. As a result of the acquisition, Mr. Shobrys received 160,396 shares of common stock upon conversion of his holdings of Chesapeake stock and received an additional 73,711 shares through his participation in the Chesapeake Employee Stock Ownership Plan. In accordance with applicable SEC rules, we have set forth the proposal of Mr. Shobrys below:

     Resolved: The stockholders of Aspen Technology, Inc. hereby request that the Board of Directors rescind the Stockholder Rights plan adopted on March 12, 1998 by redeeming the Rights in whole, but not in part, at a price (in cash or Common Shares or other securities of the Company deemed by the Board of Directors to be at least equivalent in value) of $.01 per Right (the "Redemption Price"). The shareholders also ask that the Board of Directors agree not to reissue or extend these rights, or create a new rights plan unless such action by the Board is approved by an affirmative vote of a majority of the outstanding shares at a meeting of the shareholders held as soon as is practicable.

     The following is the supporting statement of Mr. Shobrys in connection with his proposal:

        "Last year over 49.2% of the Company's shareholders voted in favor of this proposal, therefore, the Proponent is resubmitting its proposal.

        "In March 1998, the Board of Directors of the company declared a dividend of one "Right" for each outstanding share of common stock. These Rights are a type of corporate anti-takeover device commonly known as a "poison pill."

        "The Proponent argues that anti-takeover (poison pill) provisions diminish stockholder value and do not service the best long-term interests of shareholders. The Stockholder Rights plan provides a mechanism for diluting the holdings of a 3rd party trying to acquire Aspen Technology. The Board of Directors controls this mechanism. The Proponent points out that the Company has significantly under-performed relative to management's own projections and as such, management should not be protected by such anti-takeover devices.

        "This proposal, if adopted, recommends that the Board of Directors of the Company should redeem the Rights so that the Board of Directors cannot use this poison pill to discourage or thwart an unwanted takeover of the Company. It also recommends that the Board of Directors obtain the approval of the stockholders before adopting another poison pill.

        "I urge shareholders to vote FOR this resolution."

  Our Response to the Proponent's Proposal

     We adopted the shareholder rights plan, referred to in the remainder of this section as the Rights Plan, because we believed that it would enable us to better represent the interests of our stockholders in the event of a hostile takeover attempt. Before making our decision, we reviewed the arguments for and against adopting a shareholder rights plan. In addition, we reviewed publicly available consulting studies on the effect that shareholder rights plans have had on stock prices and hostile takeover attempts.

     A shareholder rights plan is an important tool for corporate governance.

     A shareholder rights plan is a plan that generally results in the dilution of the percentage stock ownership of any party who attempts to takeover control of a company without first obtaining the approval of its board of directors. Under the Rights Plan, if a stockholder acquires 15% or more of our common stock, the Rights Plan would be automatically triggered and we are obligated to grant additional stock to all stockholders other than the 15% stockholder. The effect of the Rights Plan being triggered would be to dilute the percentage ownership interest of the 15% stockholder and effectively increase the acquisition price payable by the 15% stockholder. The rationale behind the Rights Plan is to encourage potential acquirors to discuss potential acquisitions with us before undertaking hostile takeover bids. We would then be able to consider any offer which might result and decide whether accepting the offer is in the best interests of our stockholders.

     We passed the Rights Plan to enable us to properly carry out our duties as directors.

     We approved the Rights Plan in November 1997 because we believed that the Rights Plan would enable us to better represent the interests of our stockholders in the event of a hostile takeover bid. As directors, we have a fiduciary duty to our stockholders to consider any legitimate offer for the company and generally act in your best interests. We believed that, if there were no rights plan in place, we would not be able to exercise proper diligence or adequately consider an offer in the type of "crisis" environment that typically occurs when a potential acquiror makes a hostile tender offer. The Rights Plan allows us to carry out our fiduciary duties carefully and thoughtfully, with time to consider all relevant information.

     Before approving the Rights Plan, we carefully reviewed available information pertaining to rights plans generally and considered various factors for and against adopting a rights plan. Among the information that we examined were certain publicly available consulting studies analyzing the effect that shareholder rights plans historically have had on stock prices and hostile takeover attempts. For example, one study that we reviewed was conducted by Georgeson & Company Inc. The study analyzed the effect of shareholder rights plans on company stock prices and takeover attempts based upon statistical data from the period between 1992 and 1996 and concluded that:

     - the presence of a shareholder rights plan did NOT increase the likelihood that a friendly takeover bid would be withdrawn or that a hostile bid would be defeated, and did NOT reduce the likelihood that a company would become a takeover target; and

     - premiums paid to acquire target companies with shareholder rights plans were SEVEN TO TEN PERCENT HIGHER than for target companies that did not have a plan.

     In response to this year's shareholder proposal, we asked our outside consultants to review the criteria we used to approve the Rights Plan. The available data continue to support our belief that a shareholder rights plan can help a board MAXIMIZE stockholder value. A shareholder rights plan is not intended to and will not eliminate the obligation of the directors to exercise their fiduciary duty.

     We believe that, by providing us with a tool that allows us to consider takeover offers carefully, the Rights Plan is in the best interests of our stockholders, who would like a higher premium for their shares; our customers, who want a stable environment with respect to their vendors; and our employees, who want our company to grow without us or our management team being distracted by inadequate offers, insufficiently funded offers or decision-making prompted by crises.

        Shareholder rights plans do not prevent or inhibit legitimate takeover offers, but do inhibit or prevent offers that are inadequate or insufficiently funded.

     Historically, shareholder rights plans have provided companies and their boards of directors with considerable leverage to prevent unfair or insufficient offers. Moreover, studies have shown that shareholder rights plans do not necessarily prevent takeovers occurring. The following charts are based upon such a study conducted by Jamiil Aboumen and Christopher Hayden, and support the premise that companies with shareholder rights plans have experienced higher takeover rates, and lower takeover bid withdrawal and failure rates, than companies without shareholders rights plans. Their article entitled "Poison Pills, Shareholder Value, and Voting on Rescission Proposals" can be found in a 1998 publication by Directorship, Inc.

TAKEOVER BID WITHDRAWAL RATE
-------------------------------------------------------------------
Firms Without Pills.........................................  11.2%
Firms With Pills............................................  10.3%

HOSTILE BID FAILURE RATE
-------------------------------------------------------------------
Firms Without Pills.........................................  66.7%
Firms With Pills............................................  45.0%

TAKEOVER RATE S&P 500/400
-------------------------------------------------------------------
Firms Without Pills.........................................   5.6%
Firms With Pills............................................   7.7%

Source: Jamill Aboumen and Christopher Hayden

     The Rights Plan is designed to provide us with a tool to encourage potential bidders to negotiate with us before attempting an acquisition of control of the company. The Rights Plan provides us with such a tool and we believe will allow us to discourage takeover attempts that we consider not to be in the best interests of our stockholders. These include:

     - stock acquisitions by market accumulators seeking to acquire a position of substantial influence or control without paying remaining stockholders a full and fair price;

     - coercive two-tiered, front-end loaded or partial tender offers, in which different prices are paid to different groups of stockholders so that full and fair value is not paid to all stockholders; and

     - inadequate offers that do not give our stockholders proper value for their stock.

The Rights Plan is designed to address takeover tactics that do not treat all stockholders equally, as well as insufficiently financed offers that may be intended to put us "in play" for the purpose of permitting the bidder to realize a profit on a block of common stock that the bidder already owns or otherwise furthering the interests of the bidder without consideration of the interests of other stockholders.

  Companies with shareholder rights plans command higher premiums in the event of a takeover.

     Shareholder rights plans such as ours appear to result on average in higher premiums paid to companies' stockholders upon a change of control. The following charts have been excerpted from a study conducted by Goldman Sachs & Co. and support the proposition that rights plans generally result in higher premiums paid for companies in the event of a takeover.

           BY APPROACH

                                                   HOSTILE      FRIENDLY
                                                   -------      --------
Firms Without Pills..............................    56%           35%
Firms With Pills.................................    68%           45%

           BY ACQUISITION CURRENCY

                                       ALL CASH      ALL STOCK      MIXED
                                       --------      ---------      -----
Firms Without Pills..................     39%           24%          42%
Firms With Pills.....................     58%           45%          50%

           BY DEAL SIZE

                                          OVER $1 BILLION    UNDER $1 BILLION
                                          ---------------    ----------------
Firms Without Pills.....................        34%                 37%
Firms With Pills........................        50%                 54%

           BY YEAR ANNOUNCED

                                     1988      1989      1994      1995
                                     ----      ----      ----      ----
Firms Without Pills................   41%       47%       23%       21%
Firms With Pills...................   63%       54%       45%       41%
---------------

Source: Goldman Sachs & Co. study "Poison Pills and Acquisition
Premiums, December 18, 1995."

  We believe the Rights Plan is in the best interest of our stockholders, employees and customers.

     The Rights Plan affords us the ability to negotiate terms with potential bidders and discourages undesirable takeover tactics and inadequate offers. Stockholders benefit from a more stable trading environment and from the increased likelihood of receiving proper value and a higher premium in the event of a change in control. Employees and customers benefit because we will not face the myriad distractions caused by coercive, inadequate or insufficiently funded offers. All of our constituents can be assured that any change in control will be the result of careful consideration and not decisions forced to be made in the heat of a crisis.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE PROPOSAL RELATING TO OUR SHAREHOLDER RIGHTS PLAN.

OTHER MATTERS

     Neither we nor the board of directors intends to propose any matters at the Meeting other than the election of two Class I directors, the approval of the 2001 Stock Option Plan and the amendment of the 1998 Employees' Stock Purchase Plan.

STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     A stockholder who intends to present a proposal at the 2001 Annual Meeting of Stockholders for inclusion in our 2001 proxy statement must submit the
proposal by             , 2001. In order for the proposal to be included in the
proxy statement, the stockholder submitting the proposal must meet certain eligibility standards and must comply with certain procedures established by the SEC, and the proposal must comply with the requirements as to form and substance established by applicable laws and regulations. The proposal must be mailed to our Secretary at our address set forth on the Notice appearing before this proxy statement.

     In addition, in accordance with our by-laws, a stockholder wishing to bring an item of business before the 2001 Annual Meeting of Stockholders must deliver notice of the item of business to us at our offices no later than sixty days and no earlier than ninety days prior to that meeting, even if the item is not to be included in our proxy statement.

                     ADDITIONAL INFORMATION ABOUT DIRECTORS

BACKGROUND INFORMATION ABOUT DIRECTORS CONTINUING IN OFFICE

     Our Class II and Class III directors will continue in office following the Meeting. The terms of our Class II directors will expire upon the 2001 Annual Meeting of Stockholders, and the terms of our Class III directors will expire upon the 2002 Annual Meeting of Stockholders. Brief biographies of these directors, as of October 30, 2000, follow. You will find information about their holdings of common stock on page 22.

JOSEPH F. BOSTON.....................  One of our founders, Dr. Boston has served as President of our company since 1984 and as one of our Class II directors since 1981. Dr. Boston served as both the Principal Engineer and as an Associate Project Manager from 1977 to 1981 of the
                                       ASPEN Project at M.I.T. Dr. Boston holds a B.S. in Chemical
                                       Engineering from Washington University and a Ph.D. in
                                       Chemical Engineering. Dr. Boston is 63 years old.

GRESHAM T. BREBACH, JR...............  Mr. Brebach has served as one of our Class II directors since 1995. He currently serves as a member of the Audit and
                                       Compensation Committees. Since March 2000, Mr. Brebach has
                                       served as Entreprenuer-In-Residence for the Frontenac
                                       Company. From February 1997 to October 1999, Mr. Brebach was
                                       Chairman, President and Chief Executive Officer of Nextera
                                       Enterprises, Inc., a consulting company. From January 1995 to February 1997, Mr. Brebach was Executive Vice
                                       President--Client Services of Renaissance Solutions Inc., a
                                       supplier of management consulting and client/server systems integration services. From August 1994 to December 1994, Mr.
                                       Brebach operated Brebach and Associates, a consulting firm.
                                       From April 1993 to August 1994, Mr. Brebach served as
                                       Executive Vice President of Digital Consulting at Digital
                                       Equipment Corporation. From December 1989 to April 1993, Mr.
                                       Brebach was a Director in the Consumer and Industrial
                                       Products sector of McKinsey & Company, a management
                                       consulting firm. Mr. Brebach holds a B.S. in Engineering and an M.B.A. in Business Administration from the University of
                                       Illinois. Mr. Brebach is 59 years old.

DOUGLAS R. BROWN.....................  Mr. Brown has served as one of our Class III directors since
                                       1986. He currently serves as a member of the Compensation
                                       Committee. Since January 1996, Mr. Brown has been the
                                       President and Chief Executive Officer and a director of
                                       Advent International Company, a venture capital investment firm. Mr. Brown was the Chief Investment Officer of Advent
                                       International Company from December 1993 to December 1995
                                       and Senior Vice President and Managing Director--Europe of
                                       Advent International Company from since June 1990 to
                                       September 1994. Mr. Brown holds an S.B. in Chemical
                                       Engineering from M.I.T. and an M.B.A. from the Harvard
                                       Graduate School of Business Administration. Since May 1997,
                                       Mr. Brown has served as a member of the board of directors of Ionics, Incorporated, a separations technology company.
                                       Mr. Brown is 46 years old.

STEPHEN L. BROWN.....................  Mr. Brown has served as one of our Class III directors since
                                       July 1, 2000. He currently serves as a member of the Audit
                                       Committee. Mr. Brown has been the Chairman of the Board of
                                       John Hancock Financial Services, Inc. since August 1999 and also served as the Chief Executive Officer of John Hancock
                                       Financial Services from August 1999 until June 2000. Since
                                       1992, he has been the Chairman of the Board of John Hancock
                                       Life Insurance Company and also served as the Chief
                                       Executive Officer of John Hancock Life Insurance Company
                                       from January 1992 to June 2000. Mr. Brown serves as a member of the board of directors of Independence Investment
                                       Associates, Inc., Independence International Associates,
                                       Inc., Independence Fixed Income Associates, Inc., John
                                       Hancock Financial Services, John Hancock Insurance Agency,
                                       Inc., John Hancock Asset Management Company, The Berkeley
                                       Financial Group, Inc., John Hancock Funds, Inc., John
                                       Hancock Signature Services, Inc., John Hancock Advisers,
                                       Inc., and John Hancock Subsidiaries, Inc., and as a member of the executive committee of Massachusetts Capital Resource
                                       Company, an investment company. Mr. Brown is 63 years old.

STEPHEN M. JENNINGS..................  Mr. Jennings has served as one of our Class III directors since July 2000. He currently serves as a member of the
                                       Compensation Committee. Mr. Jennings has been a Director of
                                       Monitor Company, a strategy consulting firm, since June
                                       1996. From 1992 to June 1996, Mr. Jennings was a consultant to Monitor. He serves as a member of the board of directors of LTX Corporation, a semiconductor test equipment
                                       manufacturer. Mr. Jennings is 40 years old.

BOARD AND COMMITTEE MEETINGS

     The board of directors held eight meetings during fiscal year 2000, including four regular meetings and four special meetings. All directors attended at least 75% of the meetings of the board of directors.

     We currently have an Audit Committee and a Compensation Committee. The Audit Committee met six times during fiscal year 2000. The Audit Committee:

     - reviews the scope and results of the annual audit of our consolidated financial statements conducted by our independent accountants;

     - reviews the scope of other services provided by our independent accountants;

     - reviews proposed changes in our financial and accounting standards and principles and in our policies and procedures for our internal accounting, auditing and financial controls; and

     - makes recommendations to our board of directors on the engagement of the independent accountants.

The Audit Committee currently consists of Gresham Brebach, Stephen Brown and Joan McArdle.

     The Compensation Committee met once and acted by unanimous written consent on nine occasions during fiscal year 2000. The Compensation Committee administers our compensation programs, including our 1995 Stock Option Plan, 1996 Special Stock Option Plan and 1998 Employees' Stock Purchase Plan and will administer the 2001 Stock Option Plan, if approved by the stockholders. The Compensation Committee also performs other duties that our board of directors periodically assigns to it. The Compensation Committee currently consists of Gresham Brebach, Douglas Brown and Stephen Jennings.

     We do not have a standing nominating committee. The board performs functions of a nominating committee in considering an increase in the number of directors, and in identifying and screening potential candidates for nomination and election to the board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Gresham Brebach, Douglas Brown and Stephen Jennings, none of whom has ever been an employee of our company. The Compensation Committee is advised by Richard Harter, our Assistant Secretary, who participates in the deliberations but does not vote on actions taken by the Compensation Committee. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our board of directors or Compensation Committee.

DIRECTOR COMPENSATION

     At the meeting of the Compensation Committee on October 18, 2000, it was agreed by unanimous consent that the annual fee for directors who are not our full-time employees would be increased from $15,000 to $25,000 and the $1,500 fee for each regular meeting of the board of directors would be eliminated. This change was made to take into account the ever increasing demands upon the directors' time and to more fairly compensate them for their attendance at both regularly scheduled and special meetings of the board of directors. In addition, at the election of any director, his or her annual fee may be converted to a right to purchase shares of the Company's common stock.

     Additionally, our 1995 Directors Stock Option Plan provides that each non-employee director will be granted an option to purchase 24,000 shares of common stock at fair market value upon his or her initial election as a director or as of December 18, 1995, for directors serving when the plan began. One-twelfth of the options granted upon initial election vests at the end of each calendar quarter, but only if the optionee continues to be a director on the vesting date. Subsequent options to purchase 8,000 shares of common stock at fair market value following each annual meeting shall be granted to each non-employee director who continues to serve as a director. These options become exercisable in four quarterly installments, beginning with the third anniversary of the grant date, but only if the optionee continues to be a director on the vesting date.

RELATED PARTY TRANSACTIONS

     Since April 1995, Smart Finance & Co., of which Alison Ross is the sole owner, has provided us with investment banking consulting services. Until October 27, 2000, Ms. Ross was a Class III director. During fiscal year 2000, we paid to Smart Finance & Co. consulting fees totaling $96,100, excluding expense reimbursements, for services rendered during fiscal 2000 under a consulting agreement.

     On September 30, 1999, we entered into a Software License Distribution and Strategic Relationship Agreement with Extricity, Inc. The President and Chief Executive Officer of Extricity, Kenneth Ross, is the spouse of Ms. Ross. The agreement was reviewed and approved by the unanimous vote of the five non-affiliated directors on October 16, 1999.

     On May 3, 2000, we entered into a Series F Preferred Stock Purchase Agreement with Extricity and other investors. Under this agreement, we purchased 310,077 shares of Series F preferred stock of Extricity for an aggregate purchase price of $2,000,000. The price per share and other terms governing our purchase of these shares were identical to the terms under which other investors purchased an aggregate of 7,441,860 shares of Series F preferred stock of Extricity on the same date. The purchase agreement was reviewed and approved by the unanimous vote of the five non-affiliated directors on May 3, 2000.

     We have a policy that transactions with affiliated entities or persons will be on terms no less favorable than could be obtained from unrelated parties and that all transactions between us and our officers, directors, principal stockholders and affiliates will be approved by a majority of our independent directors.

                      INFORMATION ABOUT EXECUTIVE OFFICERS

BACKGROUND INFORMATION ABOUT EXECUTIVE OFFICERS

     Brief biographies of our executive officers follow. The ages of the executive officers are given as of October 30, 2000. You will find information about their holdings of common stock on page 22.

LAWRENCE B. EVANS.............
  Chairman of the Board and
  Chief Executive Officer        You will find background information about Dr.
                                 Evans on page 4.

JOSEPH F. BOSTON..............
  President                      You will find background information about Dr.
                                 Boston on page 13.

DAVID L. MCQUILLIN............
  Executive Vice President,
  Worldwide Sales & Marketing    Mr. McQuillin has served as our Executive Vice
                                 President, Worldwide Sales & Marketing since
                                 June 1997. Prior to joining us, Mr. McQuillin was employed by Honeywell, Inc. as Vice
                                 President, Eastern Region from January 1997 to
                                 May 1997, Vice President, Southeast Region from
                                 July 1995 to December 1996 and as Director and
                                 General Manager, European Region from 1992 to
                                 June 1995. From 1989 to 1992, Mr. McQuillin was
                                 President and Chief Executive Officer of Aeonic
                                 Systems, Inc. Mr. McQuillin holds a B.S. in
                                 Applied Science from Miami University. Mr.
                                 McQuillin is 42 years old.

DAVID MUSHIN..................
  Executive Vice President       Mr. Mushin has served as an Executive Vice
                                 President of our company since July 1999. He served as our Senior Vice President of Operations from November 1998 to June 1999. Mr.
                                 Mushin served as our Senior Vice President and General Manager, Information Management
                                 Division, from January 1996 to November 1999 and as our Vice President and General Manager of Plant Operations from 1991 to January 1996.
                                 He holds a Masters in Chemical Engineering from the University of Cambridge, England. Mr.
                                 Mushin is 43 years old.

MARY A. PALERMO...............
  Executive Vice President       Ms. Palermo has served as an Executive Vice
                                 President of our company since September 1998.
                                 She joined us in November 1987 as Director of Finance, and was promoted to Vice President and Chief Financial Officer in May 1989 and to
                                 Senior Vice President, Finance and Chief
                                 Financial Officer in June 1993. She then served as our Executive Vice President, Finance and
                                 Chief Financial Officer from December 1995 to
                                 August 1998. From 1979 to 1982, Ms. Palermo held several positions at Arthur Andersen & Co.
                                 Ms. Palermo holds a B.S. in Accounting from Boston College and is a C.P.A. Ms. Palermo is
                                 42 years old.

STEPHEN J. DOYLE..............
  Senior Vice President,
  Internet Business Group
  and Secretary                  Mr. Doyle has served as Senior Vice President,
                                 Internet Business Group and Secretary since
                                 August 2000. Mr. Doyle served as our Senior
                                 Vice President, General Counsel and Secretary from September 1998 to August 2000 and as our Vice President, General Counsel and Chief Legal
                                 Officer from September 1996 to September 1998.
                                 He began serving as our Secretary in October
                                 1997. From July 1994 to September 1996, Mr.
                                 Doyle was a partner in Mirick, O'Connell, DeMallie & Lougee concentrating in technology and international business law. From 1986 to

                                 June 1994, Mr. Doyle was International Attorney for the Bank of Boston. From 1978 to 1981, Mr. Doyle was an attorney in private practice. Mr. Doyle holds an A.B. from Georgetown University and J.D. and M.B.A. degrees from the University of Denver. Mr. Doyle is 47 years old.

LISA W. ZAPPALA...............
  Senior Vice President and
  Chief Financial Officer        Ms. Zappala has served as our Senior Vice
                                 President and Chief Financial Officer since
                                 September 1998. Ms. Zappala served as our
                                 Treasurer from February 1995 to August 1998.
                                 She served as Director of Financial Operations from January 1993 to February 1995. From 1981 to January 1993, Ms. Zappala held several positions at Arthur Andersen & Co. Ms. Zappala holds a B.S. in Accounting from Boston College and is a C.P.A. Ms. Zappala is 40 years old.

EXECUTIVE OFFICER COMPENSATION

     The table on the following page summarizes certain information with respect to the annual and long-term compensation that we paid for the past three fiscal years to the following persons (the "Named Officers"):

     - Lawrence Evans, our only chief executive officer in fiscal 2000; and

     - Joseph Boston, David L. McQuillin, Mary Palermo and David A. Mushin, our four most highly compensated executive officers (other than Dr. Evans) who continued to serve as executive officers at June 30, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                                                       AWARDS
                                                                                    -------------
                                                     ANNUAL COMPENSATION             SECURITIES
                                                 ---------------------------         UNDERLYING
NAME AND PRINCIPAL POSITION          YEAR        SALARY($)         BONUS($)         OPTIONS(#)(1)
---------------------------          ----        ---------        ----------        -------------
Lawrence B. Evans.................   2000        $316,250         $243,750              45,000(2)
  Chairman of the Board and          1999         290,000             --                30,000(3)
  Chief Executive Officer                                                                9,250(4)
                                                                                        60,000(5)
                                     1998         290,000             --                 7,886(6)
                                                                                        30,000(7)

Joseph F. Boston..................   2000         252,500           90,000              20,000(2)
  President                          1999         230,000             --                12,000(3)
                                                                                         5,000(4)
                                                                                        30,000(5)
                                     1998         230,000             --                 4,263(6)
                                                                                        18,000(7)

David L. McQuillin(8).............   2000         562,971             --                40,000(2)
  Executive Vice President,          1999         319,840             --               100,000(5)
  Worldwide Sales & Marketing        1998         360,000             --                50,000(7)

Mary A. Palermo...................   2000         268,750          135,000              42,500(2)
  Executive Vice President           1999         220,000             --                10,000(3)
                                                                                         5,250(4)
                                                                                        50,000(5)
                                     1998         220,000             --                 4,476(6)
                                                                                        30,000(7)

David A. Mushin...................   2000         246,560          112,500              40,000(2)
  Executive Vice President           1999         221,130             --                 3,750(4)
                                                                                        40,000(5)
                                     1998         189,470             --                 3,197(6)
                                                                                        35,000(7)

---------------
(1) Each option has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of service with us. Each option is exercisable during the holder's lifetime only by the holder; it is exercisable by the holder only while the holder is our employee or advisor and for a certain limited period of time thereafter in the event of termination of employment. The exercise price may be paid in cash or in shares of common stock valued at fair market value on the exercise date.

(2) Options were granted on September 2, 1999 under our 1995 Stock Option Plan. One-sixteenth of the options granted vests at the end of each calendar quarter.

(3) Options were granted on August 5, 1998 under our 1995 Stock Option Plan. One-sixteenth of the options granted vests at the end of each calendar quarter.

(4) Options were granted on October 9, 1998 under our 1995 Stock Option Plan. These options were fully vested on the date of grant.

(5) Options were granted on January 19, 1999 under our 1995 Stock Option Plan. One-sixteenth of the options granted vests at the end of each calendar quarter.

(6) Options were granted on September 12, 1997 under our 1995 Stock Option Plan. These options were fully vested upon grant.

(7) Options were granted on December 22, 1997 under our 1995 Stock Option Plan. One-sixteenth of the options granted vests at the end of each calendar quarter.

(8) Mr. McQuillin's salary includes $79,840 of sales commissions in fiscal 1999 and $322,971 of sales commissions in fiscal year 2000.

     The following table sets forth information regarding the options we granted to the Named Officers during the fiscal year ended June 30, 2000.

                       OPTION GRANTS IN FISCAL YEAR 2000

                                                  INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                -----------------------------------------------------      VALUE AT ASSUMED
                                NUMBER OF                                                ANNUAL RATES OF STOCK
                                SECURITIES   PERCENT OF TOTAL                             PRICE APPRECIATION
                                UNDERLYING   OPTIONS GRANTED    EXERCISE                  FOR OPTION TERM(1)
                                 OPTIONS     TO EMPLOYEES IN     PRICE     EXPIRATION    ---------------------
             NAME               GRANTED(#)     FISCAL YEAR       ($/SH)       DATE         5%($)      10%($)
             ----               ----------   ----------------   --------   ----------    ---------   ---------
Lawrence B. Evans.............    45,000           2.11%         $8.50      9/01/09(2)    245,133     616,901
Joseph F. Boston..............    20,000            .94           8.50      9/01/09(2)    108,948     274,178
David L. McQuillin............    40,000           1.87           8.50      9/01/09(2)    217,896     548,357
Mary A. Palermo...............    42,500           1.99           8.50      9/01/09(2)    231,515     582,629
David A. Mushin...............    40,000           1.87           8.50      9/01/09(2)    217,896     548,357

---------------
(1) The amounts shown represent hypothetical gains that could be achieved for the respective options if exercised at the end of their option terms. These gains are based on assumed rates of stock appreciation of five percent and ten percent, compounded annually from the date the respective options were granted to the date of their expiration. The gains shown are net of the option price, but do not include deductions for taxes or other expenses that may be associated with the exercise. Actual gains, if any, on stock option exercises will depend on future performance of the common stock, the optionholders' continued employment through the option period, and the date on which the options are exercised.

(2) Option grant pursuant to our 1995 Stock Option Plan. One-sixteenth of the options granted vests at the end of each calendar quarter. The exercisability of these options is accelerated upon the occurrence of a change in control of our company.

     The following table sets forth information as to options exercised during the fiscal year ended June 30, 2000, and unexercised options held at the end of such fiscal year, by the Named Officers.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2000
                     AND FISCAL 2000 YEAR-END OPTION VALUES

                                                                   NUMBER OF               VALUE OF UNEXERCISED
                             SHARES                           UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS AT
                            ACQUIRED                         AT FISCAL YEAR-END(#)         FISCAL YEAR-END($)(2)
                               ON            VALUE        ---------------------------   ---------------------------
          NAME             EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             -----------   --------------   -----------   -------------   -----------   -------------
Lawrence B. Evans........        --                 --      201,197        110,939      $3,260,826     $2,459,595
Joseph F. Boston.........        --                 --      108,388         52,875       1,791,719      1,157,234
David L. McQuillin.......    10,000      $  374,375.00      100,625        129,375       1,252,422      2,850,703
Mary A. Palermo..........    42,830       1,159,622.25      237,818         88,908       5,728,498      2,064,973
David A. Mushin..........     5,000         166,875.00       59,821         73,125       1,108,083      1,749,609

---------------
(1) The values in this column are based on the closing sale prices of common stock on the respective dates of exercise, as reported by the Nasdaq National Market, less the respective option exercise price.

(2) The closing sale price for the common stock as reported by the Nasdaq National Market on June 30, 2000 was $38.50. Value is calculated on the basis of the difference between the option exercise price and $38.50, multiplied by the number of shares of common stock underlying the option.

  Change in Control Agreements

     On August 12, 1997, we entered into change in control agreements with Lawrence Evans, our Chairman of the Board and Chief Executive Officer; Joseph Boston, our President; David McQuillin, our Executive Vice President, Worldwide Sales & Marketing; Mary Palermo, an Executive Vice President; and Stephen

Doyle, our Senior Vice President, General Counsel, Chief Legal Officer and Secretary. On November 3, 1999, we entered into a Change of Control Agreement with Lisa W. Zappala, our Senior Vice President and Chief Financial Officer. On December 30, 1998 we entered into a Change of Control Agreement with David A. Mushin, an Executive Vice President. On August 1, 2000. we entered into a Change in Control Agreement with Michael J. Muscatello, our Vice President and General Counsel. On September 1, 2000, we entered into a Change in Control Agreement with Helen Moye, our Senior Vice President, Human Resources. Each agreement is for an initial term expiring June 30, 2002 and is automatically renewed thereafter on a yearly basis unless our board of directors ends the self-renewing feature at least sixty days before the next renewal. In the event of both a change in control and termination of employment (excluding termination for cause but including constructive termination), each of these executive officers will be entitled to a severance payment equal to three times salary plus bonus plus cost of benefits. A "change in control" is generally defined as any 1 person or group of persons purchasing 25% of the outstanding stock. Each agreement provides that the payment will be increased in the event that it would subject the executive to excise tax as a parachute payment under Section 280G of the Internal Revenue Code. The increase would be equal to an amount necessary for the executive to receive after payment of such tax cash in an amount equal to the amount the executive would have received in the absence of such tax. However, the increased payment will not be made if the total severance payment, if so increased, would not exceed 110% of the highest amount (the "reduced amount") that could be paid without causing an imposition of the excise tax. In that event, in lieu of an increased payment, the total severance payment will be reduced to such reduced amount.

     We may enter into similar change in control agreements in the future with other officers of our company.

  Compensation Committee Report on Executive Compensation

     The following is the report of the Compensation Committee of our board of directors. The report describes the compensation policies and rationales that the Compensation Committee used to determine the compensation paid to our executive officers.

     Purpose of the Compensation Committee. The Compensation Committee is responsible for determining compensation levels for the executive officers for each fiscal year based upon a consistent set of policies and procedures.

     Elements of the Compensation Program. Each executive officer's compensation package has three elements:

     - base compensation, which reflects individual performance and is designed primarily to be competitive with salary levels in a comparative group;

     - bonus compensation, payable in cash and based on achievement of financial performance goals established by the Compensation Committee; and

     - stock options, designed to assure long-term alignment with the interests of stockholders.

     At the request of the Compensation Committee an independent compensation consultant, Westward Pay Strategies, Inc., was retained and a study was commissioned which resulted in a report dated April 20, 2000. The analysis included an assessment of base salaries, target total cash compensation (base salary plus target annual incentive opportunity), stock option valuation, and total direct compensation. Westward Pay Strategies gathered and reviewed compensation data and stock option present values from published surveys, and executive compensation data from the then most recent proxy statements of 10 high-technology companies. Westward Pay Strategies prepared a report which compared our compensation levels with the compensation levels of a group of peer companies. The report placed our compensation levels at the 75th percentile, which was determined by the Compensation Committee to be appropriate in view of the high-growth, high-technology environment in which we operate. On average, base salaries and total cash compensation for our executive positions were found to be 4% and 17%, respectively, above the 75th percentile of competitive levels, but both considered to fall within the competitive range. On average, stock option present values and total direct compensation levels were found to be 60% and 27%, respectively, below the 75th percentile of competitive levels and therefore below the 75th percentile of competitive levels.

     Total compensation packages were authorized at levels deemed by the Compensation Committee to be appropriate to continue alignment with shareholder interests and to serve as a means to retain the services of the executive officers.

     Section 162(m) Limitations. The cash compensation to be paid to our executive officers for the fiscal year ended June 30, 2000 is not expected to exceed the $1,000,000 limit per officer imposed on the tax deductibility of such compensation by Section 162(m) of the Internal Revenue Code. Because our 1995 Stock Option Plan and 2001 Stock Option Plan, if approved by the stockholders, limit the maximum number of shares of common stock for which any one participant may be granted stock options, will have been approved by the stockholders, and will be administered by the Compensation Committee, any compensation deemed paid to an executive officer when he or she exercises an outstanding option under those plans will qualify as performance-based compensation and will not count toward (or beyond) the $1,000,000 limitation.

                                            COMPENSATION COMMITTEE
                                            Gresham T. Brebach, Jr.
                                            Douglas R. Brown
                                            Stephen M. Jennings

               INFORMATION ABOUT STOCK OWNERSHIP AND PERFORMANCE

STOCK OWNED BY DIRECTORS, EXECUTIVE OFFICERS AND GREATER-THAN-5% STOCKHOLDERS

     The following table sets forth certain information as of September 30, 2000, with respect to the beneficial ownership of the common stock by:

     - each person or group that we know owns of record or beneficially more than 5% of the outstanding shares of common stock;

     - each of the Named Officers;

     - each of our directors, including the nominees for re-election; and

     - all of our executive officers and directors as a group.

     A total of 29,662,267 shares of common stock were outstanding as of September 30, 2000.

     Unless otherwise noted, each person identified possesses sole voting and investment power with respect to shares subject to community property laws where applicable. Shares under "Right to Acquire" represent shares subject to options that were vested as of September 30, 2000 or will vest within 60 days of September 30, 2000. Shares under "Number" consist of shares outstanding as of September 30, 2000 as well as shares included under "Right to Acquire." Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire those shares within 60 days of September 30, 2000 are treated as outstanding only for purposes of determining the number and percent of shares owned by such person or group. The address of all executive officers and directors is in care of Aspen Technology, Inc., Ten Canal Park, Cambridge, Massachusetts 02141.

                                                                   SHARES BENEFICIALLY OWNED
                                                                --------------------------------
                                                                             RIGHT TO
NAME OF STOCKHOLDER                                              NUMBER      ACQUIRE     PERCENT
-------------------                                             ---------    --------    -------
Massachusetts Financial Services Co. .......................    3,196,017         --      10.8%
  6 St. James Avenue
  Boston, Massachusetts 02116
Lawrence B. Evans...........................................      867,833    216,511       2.9
Joseph F. Boston............................................      390,635    115,888       1.3
Mary A. Palermo.............................................      265,697    249,226         *
David McQuillin.............................................      107,298    105,625         *
David A. Mushin.............................................       67,128     67,008         *
Douglas R. Brown............................................       57,000     37,000         *
Gresham T. Brebach, Jr......................................       37,000     37,000         *
Joan C. McArdle.............................................       37,000     37,000         *
Stephen L. Brown............................................        2,000      2,000         *
Stephen M. Jennings.........................................        2,000      2,000         *
All executive officers and directors as a group (12
  persons)..................................................    1,833,591    869,258       8.9%

---------------
* Less than 1.0%.

     The number of shares reflected as beneficially owned by Massachusetts Financial Services Co. is based upon information provided in Schedule 13F filed by Massachusetts Financial with the SEC on June 30, 2000.

     The shares reflected as beneficially owned by Joan C. McArdle do not include 175,000 shares held by Massachusetts Capital Resource Company, as to which she disclaims beneficial interest. Ms. McArdle is one of our directors and a Vice President of Massachusetts Capital Resource Company.

     The shares reflected as beneficially owned by Stephen L. Brown do not include 942,000 shares held by John Hancock Life Insurance Company, as to which he disclaims beneficial interest. Mr. Brown is one of our directors and Chairman of the Board at John Hancock Mutual Life Insurance Company.

COMPLIANCE WITH REPORTING REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file changes in ownership on Form 4 or 5 with the SEC. These executive officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all
Section 16(a) reports they file. Based solely on our review of the copies of these forms, we believe that all Section 16(a) reports applicable to our executive officers, directors and ten-percent stockholders with respect to reportable transactions during the fiscal year ended June 30, 2000 were filed on a timely basis.

PERFORMANCE GRAPH

     The following graph compares the cumulative total return to stockholders of common stock for the period from June 30, 1995 to June 30, 2000, to the cumulative total return of the Nasdaq Stock Market (U.S.) Index and the Nasdaq Computer & Data Processing Index for the same period.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
         AMONG ASPEN TECHNOLOGY, INC., NASDAQ STOCK MARKET (U.S.) INDEX
                  AND NASDAQ COMPUTER & DATA PROCESSING INDEX

COMPARISON GRAPH

                                                                               NASDAQ STOCK MARKET       NASDAQ COMPUTER & DATA
                                                 ASPEN TECHNOLOGY, INC.           (U.S.) INDEX              PROCESSING INDEX
                                                 ----------------------        -------------------       ----------------------
6/30/95                                                  100.00                      100.00                      100.00
6/96                                                     215.69                      128.39                      132.82
6/97                                                     295.10                      156.14                      167.66
6/98                                                     396.08                      205.58                      253.22
6/99                                                      92.16                      296.03                      387.49
6/00                                                     301.96                      437.27                      550.96

* $100 invested on June 30, 1995 in stock or index, including reinvestment of dividends.

                             ASPEN TECHNOLOGY, INC.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 19, 2000

     The undersigned hereby authorizes and appoints Michael J. Muscatello and Lisa W. Zappala, and each of them, as proxies with full power of substitution in each, to vote all shares of common stock, par value $.10 per share, of Aspen Technology, Inc. held of record as of the close of business on Tuesday, October 31, 2000, by the undersigned at the Annual Meeting of Stockholders to be held on Tuesday, December 19, 2000, at 3 P.M., local time, at the Royal Sonesta Hotel, Riverfront Room, East Tower, Second Floor, 5 Cambridge Parkway, Cambridge, Massachusetts, and at any adjournments thereof, on all matters that may properly come before said meeting.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED ON THE REVERSE OR, IN THE ABSENCE OF SUCH DIRECTION, FOR THE SPECIFIED NOMINEES IN PROPOSAL ONE, FOR PROPOSALS TWO AND THREE, AGAINST PROPOSAL FOUR, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

(To be signed on reverse side)     [X] Please mark your vote as in this example.


                    PROPOSAL ONE: ELECT TWO CLASS I DIRECTORS

NOMINEES:         Lawrence B. Evans              Joan C. McArdle

[   ] FOR the nominees listed above      [   ] WITHHOLD AUTHORITY for above
                                               (except as marked to the contrary below)

To withhold authority to vote for a single nominee, write the name of the nominee on the following line:
                              --------------------------------------------------

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE.


                  PROPOSAL TWO: APPROVE 2001 STOCK OPTION PLAN

[   ] FOR the proposal              [   ] AGAINST the proposal             [   ] WITHHOLD authority

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.


    PROPOSAL THREE: APPROVE AMENDMENT OF 1998 EMPLOYEES' STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF RESERVED SHARES OF COMMON STOCK FROM 1,000,000
                                   TO _______

[   ] FOR the proposal              [   ] AGAINST the proposal             [   ] WITHHOLD authority

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.


     PROPOSAL FOUR: REQUEST THAT THE BOARD OF DIRECTORS RESCIND SHAREHOLDER RIGHTS PLAN (AS SUCH PROPOSAL IS SET FORTH IN FULL IN THE PROXY STATEMENT
                             DATED NOVEMBER , 2000)

[   ] FOR the proposal              [   ] AGAINST the proposal             [   ] WITHHOLD authority

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Signature:                              Signature:
          --------------------------              --------------------------
                                                  (IF HELD JOINTLY)

Dated:                       , 2000
      -----------------------


NOTE: This Proxy Card must be signed exactly as the name of the stockholder(s) appears on the label above. Executors, administrators, trustees, etc. should give full title as such. If the signatory is a corporation, please sign full corporate name by duly authorized officer.